EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT
                           ---------------------------
                                 SUBSIDIARIES OF
                              WHITEMARK HOMES, INC.



A.   Wholly-owned subsidiaries of Whitemark Homes, Inc., a Colorado corporation:

         Whitemark Homes of Florida, Inc., a Florida corporation
         North Florida Consulting, Inc., a Florida corporation

B.   Wholly-owned subsidiary of Whitemark Homes of Florida, Inc.:

         Home Funding, Inc., a Florida corporation

C. Partnership and Limited Liability Corporation interests held by Whitemark Homes of Florida, Inc.:

         Whitemark at Fox Glen, Ltd., a Florida limited partnership (99% limited partnership interest; the remaining 1% interest is held by general partner Fox Glen Management Corporation, which is wholly- owned by Kenneth L. White)

         Sheeler Hills, Ltd., a Florida limited partnership (99% limited partnership interest; the remaining 1% interest is held by general partner Sheeler Hills Management Corporation, which is wholly-owned by Kenneth L. White)

         Whitemark at Corner Lake, LLC
         Whitemark at Glenbrook, LLC
         Whitemark at Little Creek, LLC

D.   Wholly-owned subsidiaries of North Florida Consulting, Inc.:

         Magnolia Landing Development, Inc.
         Troon Development Corporation
         Destin Parks, Inc.
         LPG, Inc.
         Sunshine Development Group, Inc.
         Sea Oat Properties, Inc.
         Panhandle Development, Inc.
         Emerald Beach Corporation

E. Entities controlled by North Florida Consulting, Inc. through purchase options:

         Concourse, Inc.
         BGW Properties, Inc.
         University, Inc.
         Alstar Development Group, Inc.
         Torel, Inc.
         Muirfield Development Corporation
         Emerald Sea Development, Inc.
         Gulf Development Properties, Inc.
         Southern Strand Development, Inc.